Enterra Energy Trust

Code of Conduct

About This Code

Enterra Energy Trust intends to establish an excellent record for sound business practices and ethical conduct.  The Trust expects you to meet the highest ethical standards and to expect the same from your co-workers.

Because we want you to have all the information you require in order to comply with its policies, the Trust has developed this Code of Conduct (“Code”).  It is a condition of your employment with the Trust that you comply with this Code.  The consequences of failing to comply with this Code could be severe for you and the Trust.

This Code applies to all employees of the Trust.  In this Code, employees of the Trust include all employees, officers and directors.  A separate and similar Code of Conduct applies to all independent contractors who perform work for the Trust.

Our Trust’s continued success depends on your personal commitment to our core values.  We trust you will strive to meet these standards.

Introduction

This Code explains in general terms the legal and ethical guidelines that the Trust expects you to follow.

Here are some important points about this Code:

•	‘Throughout this Code, the word “Trust” refers to Enterra Energy Trust.

•	The policies in this Code are guidelines. The Trust cannot anticipate every situation that may arise. If you encounter a situation that is not described here, ask your supervisor.

•	This Code is primarily a statement of policies, not procedures. You may have more detailed materials for your area of responsibility.

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The Trust reserves the right to add, modify, or delete portions of this at any time without advance notice as business, economic, employment, or legislative changes dictate.  Any changes to the Code will become effective immediately, unless stated otherwise.  You will be provided with any updates or revisions to the Code.

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You are expected to follow the policies in this Code unless the Trust’s Board of Directors approves a change or exception.  Except as specifically described in this Code, no one else has the authority to waive or modify this Code.  Contact your Human Resources Manager to request an application to the Board of Directors for a change or exception.

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Because the Trust is active in both Canada and the United States, management knows you need to be aware of the Trust’s expectations and where to turn when the right choice is not clear.  It is the Trust’s intent to comply with all applicable laws.  If there is a conflict between applicable law and a provision in this Code, the applicable law of Canada or the United States (or any other foreign country in which the Trust may in the future be operating) will govern.  In rare instances, conflicts between laws create confusion.  If you have questions about conflicts between laws contact your Human Resources Manager.

•	Any violation of this Code will be grounds for disciplinary action, up to and including termination.

•	Making accusations of misconduct you know are false will be grounds for disciplinary action. In addition, you may be subject to further disciplinary action by individuals unrelated to the Trust.

•	If a provision in this Code is found to be unenforceable or invalid, that will not invalidate the entire Code—only that particular provision.

•	This Code replaces all previous Trust policies that are addressed here, whether written or oral.

Please sign the acknowledgment form at the back of this Code and return it to Human Resources.

Employment with the Trust

Non-Discrimination
The Trust maintains a policy of non-discrimination for all applicants and employees.  The Trust does not unlawfully discriminate on the basis of race, religious beliefs, colour, gender, physical disability, mental disability, marital status, age, ancestry, place of origin, family status, source of income, sexual orientation, or any other category protected by applicable provincial or federal human rights legislation.  Employment decisions are based solely on an individual’s qualifications, merit and performance, subject to the Trust’s legitimate business requirements.

Employment of Relatives and Close Relationships
The Trust generally does not prohibit the employment of relatives or close relationships.  However, employing relatives or people with whom you have a close relationship may create an actual or perceived conflict of interest or potentially pose difficulties in the workplace.

Relatives
To avoid any real or perceived preferential treatment of relatives, you will not be hired or assigned to a position in which you would directly or indirectly supervise or be supervised by an immediate family member.

Also, the Trust does not allow you to work in a position or be hired into a position where a member of your immediate family may influence decisions about your work assignments, responsibilities, promotion, compensation, or other terms and conditions of employment.

The Trust may reassign an employee if--at the Trust’s sole discretion--the employment of relatives in a department creates conflicts, disrupts the workplace, or interferes with efficient business operations.

Your immediate family includes your spouse, parents, children, siblings, aunts, uncles, nieces, nephews, fathers-in-law, mothers-in-law, sons-in-law, daughters-in-law, step-children, brothers-in-law, sisters-in-law, grandparents, grandchildren, great grand parents, great grand children, grandparents-in-law, and grand children-in-law, foster children, foster parents, and any other member of your household.

Close Relationships
Although the Trust does not wish to intrude in your personal life, certain personal relationships may also create real or perceived conflicts of interest.  Therefore, the Trust has established the following guidelines governing workplace relationships:

•	Managers may not hire, promote, or directly or indirectly supervise any employee with whom they have a personal relationship.

•	You may not engage in any personal relationship with a subordinate or superior.

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You may not engage in a personal relationship with another employee where that relationship - in the sole opinion of the Trust - creates personnel disputes, disrupts the workplace, impairs your credibility or the ability to do your job, or calls into question your integrity or the integrity of the Trust.

For purposes of this policy, a “personal relationship” generally refers to dating relationships, sexual relationships, domestic partners, or cohabitation, but it also applies to any of your business associates outside the Trust.

If you have any close relationship that might create a conflict of interest, you are required to disclose it on your Disclosure Statement.

Notification of Changes
Current employees, who become immediate family members or develop a close relationship which might create a conflict of interest, must notify their supervisor(s) of the change as soon as possible.  The Trust reserves the right at all times to take whatever personnel actions are appropriate for the continued effective operation of the business and the best interests of the Trust.

Employment Decisions
The Trust may consider a family or personal relationship as a factor when making decisions regarding hiring, assignment, reassignment, compensation, and promotion.

Temporary Assignments
This policy does not apply if you are on a temporary assignment or reassigned to fill a critical need on a temporary basis.

Absence of Preferential Treatment
Although relatives of employees are allowed to apply for vacant positions, subject to the restrictions of this policy, they will not receive preferred treatment.  In all cases, the most qualified applicant will be selected for each job.

Employee Relations Practices

Discrimination and Harassment
The Trust is committed to providing a workplace free of sexual harassment, as well as harassment based on such factors as race, religious beliefs, colour, gender, physical disability, mental disability, marital status, age, ancestry, place of origin, family status, source of income, sexual orientation, or any other category protected by applicable provincial or federal human rights legislation.  The Trust will not tolerate harassment of its employees by managers, supervisors, co-workers or business associates.  The Trust has the authority to determine - at its sole discretion - whether actions by its employees are discrimination or harassment.

Although you may not intend for your behavior to be offensive, some social exchanges may be perceived as offensive and could be used as a basis for a harassment claim.  Even if this behavior may not necessarily violate the law or this policy, you should be aware that certain behavior might not be interpreted the way you intend it and should be avoided.

One of the more common sexual harassment complaints relates to “flirting” in the workplace.  This includes winking, neck or back massages, simple hugs, hand or arms placed on another person’s shoulders, suggestive language, and sexual innuendoes.  The best course of action is to refrain from any physical contact with a co-worker because your behavior may not necessarily be interpreted the way you mean it.

Harassment
Workplace harassment can take many forms including, but not limited to, words, signs, offensive jokes, cartoons, pictures, posters, e-mail jokes or statements, pranks, intimidation, physical assaults or contact, and violence.  It may also take the form of other verbal activity including derogatory statements made within the workplace.

Sexual Harassment
Sexual harassment may include unwelcome sexual advances, requests for sexual favors, or other verbal or physical contact of a sexual nature when:

•	Submission to such conduct is made either explicitly or implicitly a term or condition for employment or compensation.

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Such conduct has the purpose or effect of unreasonably interfering with work performance or creating an intimidating, hostile, or offensive work environment or otherwise adversely affecting another person’s employment opportunities.

Some - but not all - of the conduct that may be perceived as sexually offensive includes:

•	Repeated offensive or unwelcome sexual flirtations, advances or propositions

•	Continual or repeated verbal abuse of a sexual nature or graphic verbal comments about a person’s body

•	Sexually degrading words used to describe a person

•	Display of sexually suggestive objects or pictures.

Reporting Discrimination or Harassment
You should report complaints of discrimination or harassment immediately to Human Resources or an officer of the Trust.  If you do not feel comfortable discussing the problem with one of these people, or if you believe your complaint was not appropriately resolved, you may contact any director of the Trust.

Your complaint will be handled as confidentially as possible.  However, certain individuals may need to be informed of a complaint to help resolve it.  Information about the complaint will be disclosed only when necessary.

When an employee reports an alleged incident of harassment or discrimination, the Trust will conduct a thorough,

prompt investigation and, if necessary, take disciplinary action up to and including termination of employment.  All employees must cooperate fully with and assist the Trust in any investigation.

You will not be retaliated against for filing a complaint or participating in an investigation.  However, maliciously or intentionally filing a false report or inaccurate information is also grounds for disciplinary action, up to and including termination.

This policy covers all employees, including directors, officers, supervisors, and members of management.

To keep our workplace free of sexual harassment:

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If you are exposed to conduct that you find offensive, promptly and clearly tell the offending person that the language or behavior is unwelcome.  If you do not state your objections immediately, you risk allowing others to believe that you do not find the conduct offensive.  If you believe the response you receive is not appropriate, report the problem to Human Resources or an officer of the Trust.

•	If someone tells you that your behavior is offensive, you must take the complaint seriously and stop the behavior immediately.

•	If you have a problem or observe a problem or potential problem involving discrimination or harassment, immediately notify Human Resources or an officer of the Trust.

•	If you do not feel comfortable discussing the problem with the offending person, notify Human Resources or an officer of the Trust.

Drug and Alcohol Policy

The Trust is committed to maintaining a workplace free from the influence of drugs and alcohol.  The Trust wants to provide efficient, safe working conditions for its employees.

Drugs and alcohol can compromise health, safety, efficiency, and success at the Trust.  For this reason, the Trust prohibits the manufacture, distribution, dispensation, possession, use, or purchase of any illegal drugs, inhalants, or alcohol in Trust offices, work locations, parking areas, desks, lockers, and any vessel, vehicle, or aircraft engaged in Trust operations.  This includes any time during working hours or when you are performing services for the Trust.

Also, for those employees who are employed in safety-sensitive positions, the policy also prohibits:

•	Reporting for work with trace amounts of an illegal drug in your system or being under the influence of alcohol or an illegal drug

•	Refusing to sign a consent form for medical testing when there are reasonable and probable grounds to suspect drug or alcohol use while on duty

•	Refusing to submit to a medical test or a personal search for alcohol or other drugs when there are reasonable and probable grounds to suspect drug or alcohol use while on duty

•	Testing positive for the presence of illegal drugs

•	Tampering with a blood or urine specimen or otherwise interfering with the medical testing process

To the extent that this policy applies to you in your current employment position, you must comply with this policy as a condition of employment with the Trust.  You must sign an acknowledgment of receipt of this policy.  If you violate this policy, you may be subject to disciplinary action, up to and including termination of employment and possible referral for prosecution.  If you are aware of a violation of this policy by another employee or contractor, you must report it to your supervisor.

Trust Functions
Moderate social drinking is allowed in connection with business entertainment and Trust social functions.  However, you are not expected or required to consume alcohol, even moderately, during these activities.  You must avoid excessive use of alcohol in all cases.  If you believe that alcohol has impaired your judgment or alertness, you must not operate a motor vehicle.  The Trust will reimburse you for the cost of a ride home or overnight lodging if a ride is not available.

Prescription Drugs
Taking prescription drugs as medically directed is not a violation of this policy.   However, you must tell your supervisor if the use may impair your ability to perform an assigned job duty safely and efficiently.

Drug Testing
For more detailed information regarding the Trust’s drug-testing procedures, please see the Employee Drug/Alcohol Policy.

Safety-sensitive Positions
Certain positions are considered safety-sensitive.  Employees in these types of positions may be subject to drug and alcohol testing if the Trust has reasonable and probable grounds to believe an employee is under the influence of drugs or alcohol while at work.  If you hold a safety-sensitive position, you must comply with these tests and sign an acknowledgment that your position has been designated safety sensitive.  If you do not comply with this policy, you may be subject to disciplinary action, up to and including termination of employment.

Assistance
If you believe you have a drug or alcohol problem, you are encouraged to seek assistance.  The Trust has an outsourced, confidential Employee Assistance Plan in place.

Smoke-free Workplace
Smoking is prohibited in all office space, vehicles and enclosed work areas owned, leased, used or controlled by the Trust.  If you smoke, do not smoke in any of these areas.  You may smoke only in designated smoking areas, if available, within the building or outside of the building.  Smoking breaks should be reasonable both in number and duration.

The Trust does not require that employees stop smoking.  Applicants and employees who smoke will not be discriminated against on that basis.

Weapons Policy
For your own safety and that of your co-workers, you may not possess firearms, ammunition, explosives, or other weapons on Trust premises, except with written permission from the President.  An example of an authorized exception would be explosives used in seismic operations. You must comply with this policy as a condition of employment with the Trust.  The Trust reserves the right to conduct weapons searches of Trust premises and employees - including your personal effects and vehicles - without advance notice if it has reasonable and probable grounds to do so.  Trust premises include Trust land, offices, work locations, parking areas, desks, lockers, furniture, and any vessel, vehicle, or aircraft engaged in Trust operations.

If you violate this policy or refuse to allow a search as described in this policy, you will be subject to disciplinary action up to and including termination of employment.

If you have questions or concerns about personal safety in or around the Trust’s premises, contact the President.  If you believe that contacting the President would not be appropriate or if you are not satisfied with the result, you should contact any director of the Trust.

Employee Privacy Policy
The Trust is committed to maintaining the accuracy, confidentiality and security of personal information it learns about its employees.  The Trust is committed to ensuring that it collects only personal information about employees that it needs to maintain an effective employment relationship.  For purposes of the Trust’s employee privacy policy, “personal information” means any information, recorded in any form, about an identified individual, or an individual whose identity may be inferred or determined.

The Trust will provide its employees with the information it has about them should an employee make a written request unless the provision of the information would lead to disclosure of another individual’s personal information, where laws or regulations prevent disclosure, or where it would simply be too costly to provide the information.

Any employee who has questions about the Trust’s employee privacy policy should contact the General Counsel.

Standards of Conduct
Introduction
The Trust’s commitment to the highest ethical standards is a valuable asset that should be preserved and protected by all employees.  You are expected to observe the highest standard of business and personal ethics while performing your duties for the Trust.  Some policies in this Code may not be required by any specific law or ethical principle, but have been adopted because they are sound business practices.

What the Trust Expects from You
Although it is not possible to list every type of ethical conduct for you to follow or behavior for you to avoid, you must use your best judgment to decide whether your actions might violate the Trust’s ethical standards.  To follow some of the basic principles you should:

•	Practice honesty and integrity in all dealings with other Trust employees, the public, the business community, customers, suppliers, and governmental and regulatory authorities

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Avoid conduct that may affect the Trust’s business operations - even if the conduct does not involve your job duties in a situation where the credibility, effectiveness, reputation, or overall integrity of you or the Trust may be damaged or called into question

•	Avoid any activity that would involve the Trust in a practice that is not in compliance with the Code or is or appears to be improper.

Failure to comply with these standards may subject you to disciplinary action, up to and including termination.

Compliance
You are expected to comply with the Code of Business Conduct and promptly report any violations or suspected violations.  The overall responsibility for complying with this Code is assigned to the President of the Trust.

Reporting Violations
To report a violation of the Code, you may make a report in writing, in person, or by phone to your supervisor or the General Counsel, or follow the procedures under the Trust’s Whistleblower Policy.

If you have a question about personnel policies, contact your supervisor or the General Counsel.

Confidentiality
If you make a report and request that it be treated as confidential, the Trust will abide by your request to the extent that it is reasonably practical and permitted by law.  However, it may not be possible to maintain strict confidentiality in every case.

Disciplinary Action
The Trust may take disciplinary action against any employee who:

•	Violates this Code

•	Fails to promptly report violations or deliberately withholds information concerning violations

•	Manages or supervises a violating employee if circumstances indicate poor supervision or a lack of diligence

•	Takes action against an employee because that employee reported a Code violation.

Disciplinary action may include but is not limited to:

•	Counseling

•	Oral or written reprimand

•	Warning

•	Probation or suspension with or without pay

•	Demotion

•	Reduction in salary

•	Termination of employment

•	Any other action deemed appropriate by management.

Trust Property
You may use or permit the use of Trust property only to perform your job duties.  You may not use or borrow Trust property for personal use without prior approval from management. You must not loan Trust property to anyone else without prior approval of management.

Confidentiality
Being engaged in competitive businesses, the Trust maintains a policy of confidentiality regarding its activities, plans, assets and other information.

As a general rule, do not disclose any idea or information that, if revealed to a competitor, might be used in any manner contrary to the best interests of the Trust.  Only the President or General Counsel of the Trust have any authority to waive an attorney-client or other legal privilege of the Trust.

Communications and Information Systems

The Trust is the sole owner of all equipment composing its communications and information systems and all data on such systems.  Because all components of these systems are Trust property they should be used only for Trust related business, except as otherwise provided below.

System Monitoring
The content of all communications or information sent over, using, received through or stored on the Trust’s telephones, computers, e-mails, voice mails, Internet or intranet connections, pagers or other systems are Trust records and property.  The Trust reserves the right to monitor, intercept, review, block, filter, and disclose to others any communication, transaction or data sent, received or stored on these systems at any time, periodically, randomly, or otherwise for any maintenance, security, investigative or other purpose determined by the Trust in its sole discretion.  Accordingly, you should not have any expectation of privacy in connection with your use of these systems.

Internet and E-Mail Content
The Trust has dedicated extensive resources to the Internet and e-mail.  You may not use these resources in a way that might disrupt the Trust’s operations.  You may not use these systems to send, receive, display, or store any of the following:

•	Illegal or unethical images or messages

•   Sexually-explicit images or messages

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Messages, files or programs containing offensive, harassing, or disparaging statements including sexually explicit images, messages, or cartoons, ethnic or racial slurs or epithets, or any other material based on race, religious beliefs, colour, gender, physical disability, mental disability, marital status, age, ancestry, place of origin, family status, source of income, sexual orientation, or participation in any protected activity as defined by federal or provincial human right legislation.

If you receive any unsolicited, improper electronic messages or mail, you must delete them immediately and may not distribute them.

Personal Use of the Systems
The Trust generally expects you to use the systems only for business-related matters.  However, from time to time you may use the phones, Internet or e-mail for lawful personal reasons.

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Phones: Occasionally, you may need to make or receive personal phone calls during business hours.  Because lengthy or frequent personal phone calls can adversely affect job performance and disturb co-workers, you should keep such calls to an absolute minimum.

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Internet and E-Mail: You may access the Internet for personal use and may send and receive personal e-mail during business hours if it does not disrupt Trust operations or keep you or your co-workers from getting your work done.

You should charge to your personal credit card any charges for personal or unauthorized use of its systems, including all long-distance telephone charges or toll charges.  Your excessive personal use of the phone system, Internet, or e-mail is prohibited, and is subject to disciplinary action, up to and including termination.

Security Guidelines
To maintain system security, you may not disclose or share your systems passwords to anyone unless a supervisor asks you to do so.  If you expect to be absent from work, you must provide your supervisor with your computer system and voice mail passwords.  The following activities are prohibited:

•	Accessing or attempting to access another employee’s e-mail, voice mailbox, or computer files, unless expressly authorized to do so by the other employee or an authorized Trust representative.

•	Breaching system security by using or attempting to use an unauthorized password

•	Making any effort to bypass the Trust’s security practices.

If you believe your password or security Code has been compromised, you should contact the Information Systems manager and change your password immediately.

Software Guidelines
Because the Trust must comply with all system and personal computer software licensing agreements, you may not remove, disable, or bypass Trust-installed software, and must adhere to all Trust requirements for the use of software on the system.  This includes but is not limited to tracking, anti-virus, or monitoring software.  Also, you may not download or install software onto the system without approval of the information Systems manager.

Trust Policies
Included in this Code of Business Conduct is the Trust’s Electronic Communications Policy.  You are responsible for adhering to it.

Discipline
If you violate this policy, you may be subject to appropriate disciplinary action, up to and including termination.  In addition, if you violate a local, state, or federal law, the Trust may, in its sole discretion, contact the appropriate law enforcement authorities.

Outside Employment
You should not engage in any other business, employment or other activity that in the Trust’s sole discretion could interfere with your Trust duties.  If you are considering any outside activity that might violate this policy, you should discuss the activity with the President or General Counsel before accepting it.  If you have any outside employment that might create a conflict of interest, you are required to disclose it on your Disclosure Statement.

Political Contributions and Activities
The use of corporate funds, property or services for political purposes is subject to a wide variety of legal prohibitions and complex regulations, and also requires advance written approval from the Trust.  The President, with the consent of the Board of Directors, has authority and responsibility for activities in this area.  You may, of course, engage in political activities of your choice with your own time, efforts, and money, but the Trust will not reimburse or subsidize you for these activities.

Media Inquiries
You should refer all media inquiries about the Trust or its directors or officers to the President & Chief Executive Officer or the Chief Financial Officer.  You should not divulge any information to the media.  This also applies to routine inquiries for information for directories, listings or surveys, such as statistics regarding wells drilled, oil produced, financial strength, or number of employees.

Environment, Health, and Safety
The Trust is committed to the protection of the environment and to the health and safety of its employees, customers, local communities and others who may be affected by its varied operations.  To the fullest possible extent, the Trust will:

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Conduct operations in a manner that protects the health and safety of its employees and the public, avoids an adverse impact on the environment, and mitigates the unavoidable impact of its operations on the environment that sometimes occur.

•	Train and advise line managers in environmental, health and safety requirements and hold them accountable for compliance with this policy as it relates to their areas of responsibility

•	Provide you with adequate training and education in safety and environmental matters and hold you accountable for compliance with this policy in performing your assigned tasks

•	Comply with all applicable environmental, health and safety laws and regulations

•	Provide technical and legal support to line managers responsible for compliance with this policy

•	Encourage timely communication between you and your supervisor regarding environmental, health and safety issues

•	Encourage you to communicate your concerns to management about any unresolved environmental, health or safety issues you might identify in the Trust’s operations.

•	Conduct safety and environmental reviews of Trust operations to evaluate compliance with this policy.

•	For further information employees are referred to the Trust’s Health, Safety and Environment Manual.

Authority to Make Expenditures, Contracts, and Other Commitments

Only officers and employees authorized by the President or Chief Financial Officer through the Trust’s Approval Limits Matrix may make and authorize commitments and payments for the Trust.  No other officer or employee has the authority to make or authorize any financial, contractual, or other commitments or payments on behalf of the Trust.

Business Conduct

International Boycott
If the Trust expands to projects outside North America and you work on international projects, you must comply with all Canadian and U.S. laws regarding foreign boycotts.  These laws are complex and require detailed reports. If you are involved in international matters for the Trust, you should seek advice on compliance from the General Counsel.

Antitrust
The main purpose of antitrust laws is to prohibit efforts to avoid or limit competition.  Examples of violations include agreements between competitors to fix or control prices, to boycott suppliers or customers, or to divide up markets.  Some antitrust laws are vague and complex.  To avoid violations, the General Counsel must review any proposed agreement with a competitor or a potential competitor, other than industry standard joint operating agreements, farm-ins and farm-outs.

Bribes
Bribes, kickbacks and other unlawful payments are prohibited.  This applies even if you would use your own money or would make the payment for the Trust’s benefit.

Foreign Corrupt Practices Act (U.S.) and Corruption of Foreign Public Officials Act (Canada)
If you are working on international projects, you must comply with the Corruption of Foreign Officials Act (Canada) (CFPOA) and the U.S. Foreign Corrupt Practices Act (FCPA).  The CFPOA prohibits the bribery of a foreign public official to obtain or retain an advantage as a course of business whether conducted in Canada or elsewhere.  The Act prohibits laundering and makes it an offense for any person to possess any property or proceeds knowing that it was obtained or derived as a result of bribery or laundering.  The FCPA makes it illegal to bribe any foreign government official (including political candidates).  A bribe can be a gift or promise of anything of value.  The acts contain complex requirements and exceptions.  If you are involved in international matters for the Trust, you should discuss the details of these acts with the General Counsel.

Gifts and Entertainment
Business relationships should be built on trust, quality and competitive prices and services – not on inducements such as excessive gifts.  However, part of good business dealings and relationships sometimes include occasional recreational activities – such as fishing, hunting, or golf – and the providing of lodging, travel and meals.  You may participate in these activities if

•	You obtain prior approval from an officer of the Trust and

•	Participation will not result in any specific or implicit obligation (monetary or otherwise) on the part of you or the Trust.

An officer should not give approval unless the business purpose is considered normal and prudent within the industry and would not prove embarrassing if publicly known.

Elected officials, other governmental officials, regulatory agency employees, CCRA employees, and outside accountants are subject to special rules on receiving gifts, entertainment, and travel that may be stricter than the rules applicable to business associates.

Otherwise, you may give or receive personal gifts and entertainment that are of nominal value, considered ethical and not viewed as a bribe, kickback or other unlawful payment.

Conflicts of Interest
It is Trust policy to deal fairly and honestly in all relationships with its employees.  The Trust expects you to reciprocate in your dealings with us.  This professionalism also applies to your relations with the Trust’s management, other employees, customers, suppliers, competitors, governmental agencies, or anyone who has business dealings with our Trust.

The Trust has established specific policies regarding your relations with co-workers and outside companies and individuals.  Any act or condition that does not conform to these policies is considered to be in conflict with the Trust’s interest.

Although it is not possible to anticipate every possible situation, below is a list of some possible conflicts of interest to avoid.  The Trust recognizes that there may be borderline cases where you may be uncertain whether your actions might result in a policy violation.  In these cases, you should contact one of the Trust officers listed under “Compliance” before proceeding with a transaction or relationship.

To avoid potential conflicts of interest, you are prohibited from the following:

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Serving as an officer, director, or in a management capacity for another Trust or organization directly or indirectly related to the Trust’s industry unless you have specific authorization from the President of the Trust, or in the case of an officer have specific authorization from the Board of Directors of the Trust

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Disclosing or using confidential data or information about the Trust or other parties for personal advantage or for reasons contrary to the best interest of the Trust (for example, you may not buy stock in a Trust that is involved in a transaction with the Trust by using information not generally known to the public.)

•	Having outside employment in the Trust’s industry or related industry without the approval of your supervisor.

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Obtaining a significant financial or other beneficial interest in one of the Trust’s suppliers, customers, or competitors without first notifying the Trust and obtaining written approval from the President of the Trust, or in the case of an officer have specific authorization from the Board of Directors of the Trust

•
Engaging in a significant personal business transaction involving the Trust for profit or gain, unless you first get written approval from the President of the Trust, or in the case of an officer have specific authorization from the Board of Directors of the Trust.

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Accepting money, gifts (other than gifts of nominal value), excessive hospitality, loans, or other special treatment from any supplier, customer, or competitor of the Trust. (Loans from lending institutions at prevailing interest rates are not prohibited under this policy.)

•	Participate in any sale, loan, or gift of Trust property without written approval from the President of the Trust.

•	Disclosing to a third party or investing in a business opportunity you learned of through your work with the Trust without first offering it to the Trust.

You, your immediate family, and those with whom you have a personal relationship (as defined under “Employment of Relatives and Close Relationships”) are prohibited from the following:

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Having an interest in any business organization that deals with the Trust where there is an opportunity to give or receive preferential treatment.  This does not include holding stocks in widely-held corporations that are quoted and sold on the open market.  You are permitted to invest in companies outside the lines of business that the Trust or any of its subsidiaries engage in, provided it is not a supplier of materials or services to, or a purchaser from, the Trust or any of its subsidiaries.

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Selling or leasing any kind of property, services, facilities, or equipment to the Trust or to any Trust, firm, or individual who is seeking to become a contractor, supplier, or customer, unless you first get written approval from the president of the Trust.  A mileage allowance for the use of your own vehicle on Trust-assigned duties is not prohibited under this provision.

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Contracting with, using, leasing, or purchasing any kind of property, facilities, equipment, or services from any Trust, firm, or individual who is or is seeking to become a contractor, supplier, or customer, unless you first get approval from the President of the Trust.

•   Accepting gifts, payments, unduly extravagant entertainment, services, or loans in any form from anyone soliciting business, or who already may have established business relations with the Trust.  This is especially true if it gives or appears to give the appearance of influencing your business judgment.  You may accept gifts of nominal value and entertainment, meals and social invitations that are customary and proper under the circumstances and do not place the recipient under obligation.  If you are uncertain whether accepting any such gifts, entertainment, payments or other benefits would violate this policy, please consult with the President or General Counsel of the Trust before accepting them.

•	Purchasing leasehold or mineral interests in any geological area that the Trust is or may become involved in.

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Purchasing any assets, rights, or interests in businesses that directly or indirectly compete with the business of the Trust, unless approved by the President.  An investment as a limited partner in a public partnership or royalty trust or the purchase of securities in a public corporation is allowed.

Insider Trading
The Trust’s policy on insider trading is in part a personal warning for your benefit.  Insider trading is a matter for which the Trust itself may not be accountable, but which could lead to very serious legal consequences for you.  Because the rules on insider trading are complex, and the Trust has determined that the rules should also include trading in trust units of Enterra Energy Trust, the Trust has approved a separate Trading Policy.

Violations of the Trading Policy may lead to disciplinary actions, including termination of employment.

Information and Inventions
All inventions, technical data, software programs, models and templates, business concepts and other information that you or any other employee develop are the exclusive property of the Trust if the information or inventions pertain to Trust business or are within the scope of your duties.

Business Records
Reliable records are critical to any business.  Every transaction with outside parties must be entered in appropriate books promptly, accurately and in accordance with Trust procedures and generally accepted accounting practices.  No unrecorded cash funds or other assets will be established for any purpose.

You may not destroy business records, except in accordance with the Trust’s record retention policy.

Business records may not be removed from the Trust’s premises without approval of your supervisor or manager unless their removal is specifically a part of your job duties.

Trade Secrets
You are prohibited from the unauthorized copying, taking, transmitting, receiving or possessing of trade secrets of the Trust, a previous employer, or any other party or from attempting or agreeing to do any of these things.  Federal law in the U.S. imposes harsh criminal penalties for these violations and defines “trade secret” in very broad terms.  It can include financial, business, scientific, technical, economic and engineering information in virtually any form.  From a Canadian perspective, the U.S. law is relevant as it applies to corporations which commit offenses outside the U.S. or take action in furtherance of offenses committed in the U.S.

Violations can lead to serious legal consequences for you and the Trust.  You should not attempt to make or even influence any decisions by or for the Trust on the basis of trade secrets of another party unless the Trust has the legal authority to use that trade secret for that purpose.

Acknowledgements

Code of Conduct
I have received and read this Code of Business Conduct.  I understand its contents and agree to abide by it.  I acknowledge that the Code is a statement of legal and ethical principles for individual and business conduct.  I understand that it is binding on me as part of the conditions of my employment or continued employment and I consent to its terms.   I understand that my failure to comply with the Code or any other Trust policy may result in disciplinary action, up to and including the immediate termination of my employment.

I further understand my responsibility to report violations or potential violations of this Code or of any laws and that I should report any to the President or General Counsel of Enterra Energy Trust or any director.

Confidentiality of Information
I am aware that confidential information may be made available to me during the course of my employment — for example, operations, trade secrets, financial information, concepts, and other related information.  I understand that this information is proprietary and critical to the success of the Trust.  While employed, as well as after my termination of employment, whether voluntary or involuntary, I agree not to utilize or exploit this information with or disclose it to any individual or Trust unless required to do so by law.

Anti-harassment and Non-discrimination
I have read and I understand the Anti-harassment and Non-discrimination policies described in this Code of Business
Conduct, and I agree to follow the procedures for reporting incidents of harassment, discrimination, violence, and other unfair treatment.

I understand that if I have a problem with a manager or supervisor, I should file a complaint with Human Resources or an officer of the Trust.  Reporting a problem will not result in mistreatment or retaliation by anyone, including the manager or supervisor in question.

Signature:

Printed Name:

Date:

Please return form to:
Human Resources, Enterra Energy Trust #2700, 500-4th Avenue SW, Calgary, AB T2P 2V6

Conflict of Interest

Please answer “Yes” or “No” to the following questions.  If the answer to any question is “Yes”, full details must be provided on the reverse side or as part of your Disclosure Statement.

A.	Have you or, to your knowledge, has any member of your immediate family, at anytime during the period in the current and last fiscal year:

(1)
Engaged, directly or indirectly, in any transaction for the purchase or sale of materials or other property, or services by or to Enterra otherwise than in the normal capacity of director, officer, employee or consultant of Enterra;

Yes __________                                                      No __________

(2)	Been an officer, director, partner or employee of any corporation, partnership, or other organization which, to your knowledge, has engaged in any transaction described in (1) above with Enterra;

Yes __________                                                      No __________

(3)
Been interested monetarily, directly or indirectly, in any organization doing business with Enterra (unless as a holder of less than one percent of the voting securities issued by an entity whose securities are publicly traded);

Yes __________                                                      No __________

(4)
Been a recipient, directly or indirectly, of any payments or significant gifts of any kind from or on behalf of any organization doing business with Enterra (unless by the way of dividend or interest payments made by an entity whose securities are publicly traded) which would contravene Enterra’s Code of Business Conduct?

Yes __________                                                      No __________

B.	Is any transaction contemplated, involving you or any member of your immediate family, which if consummated, would be described in answer to any of the preceding items?

Yes __________                                                      No __________

C.	Are you aware of any interest or activity on your part, or on the part of any member of your immediate family, which is in conflict with the interest of Enterra?

Yes __________                                                      No __________

Signature:

Printed Name:

Date:

Please return form to:
Human Resources, Enterra Energy Trust #2700, 500-4th Avenue SW, Calgary, AB T2P 2V6

Disclosure Statement

Information previously reported on this form does not need to be reported again this year unless you have a significant change in the nature or status of what was reported.

You are required to report on this form any information about:

•	Any interest in any oil and gas related property (other than through stock in a publicly traded Trust) that you or a family member might have

•	Any position as a director, officer, employee, consultant, trustee, or advisor for any other Trust or business entity that you hold

•	Any other situation that you are involved in that may be covered by the “Conflicts of Interest” policy in the Code.

You may attach additional pages if necessary and return this form to:

Human Resources Department
Enterra Energy Trust
2700, 500 – 4th Avenue S.W.
Calgary, Alberta T2P 2V6

If you have any questions about this form, you may contact Human Resources at Enterra Energy.